Exhibit 4.16

EXECUTION COPY

SUPPLEMENT NO. 2 TO INDENTURE

THIS SUPPLEMENT NO. 2 dated as of December 17, 2010 (this "Supplement"), among (i) GOLDEN STATE PETROLEUM TRANSPORT CORPORATION, a Delaware corporation ("Golden State Petroleum"), (ii) GOLDEN STATE PETRO (IOM I-A) PLC, a company incorporated in the Isle of Man ("IOM I-A"), (iii) GOLDEN STATE PETRO (IOM I-B) PLC, a company incorporated in the Isle of Man ("IOM I-B" and, together with IOM I-A, the "Owners"), and (iv) THE BANK OF NEW YORK MELLON (as successor to United States Trust Company of New York (the "Predecessor Trustee")), as Trustee (the "Indenture Trustee") to the Indenture dated as of December 1, 1996 among Golden State Petroleum, the Owners and the Indenture Trustee (as successor to the Predecessor Trustee), as supplemented and amended by Supplement No. 1, dated as of January 31, 1999 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Indenture"). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto (or incorporated by reference) in the Indenture, which also contains rules of usage that apply to terms defined therein and herein.

W I T N E S S E T H:

WHEREAS, the Indenture provided for Golden State Petroleum to act as the issuing agent of an aggregate principal amount of $127,100,000 of 8.04% First Preferred Mortgage Notes due 2019 (the "Notes") issued by the Owners; and

WHEREAS, the Owners used the proceeds from the issuance of the Notes to purchase the very large crude carriers m.t. Antares Voyager (Official Number 731033) and m.t. Phoenix Voyager (Official Number 731073) (each, a "Vessel" and collectively, the "Vessels"), respectively, which serve as part of the Collateral for the Notes; and

WHEREAS, Frontline Ltd., the manager of the Vessels (the "Manager") pursuant to management agreements between the Manager and each of the Owners (each, a "Management Agreement" and collectively, the "Management Agreements"), has informed the Indenture Trustee that no Acceptable Replacement Charter is currently or is expected to be available subsequent to the expiration, which occurred on December 7, 2010, of the Charter under which the m.t. Antares Voyager operated; and

WHEREAS, in accordance with the Management Agreement for the m.t. Antares Voyager, the Manager is soliciting bids for the sale of the m.t. Antares Voyager (the " AV Sale"), provided that each such bid must be an Adequate Bid (as defined below); and

WHEREAS, an "Adequate Bid" is an all cash offer (made by a person or entity not affiliated with Golden State Petroleum, the Owners, the Manager, or any of their affiliates) for the purchase of a Vessel that (1) has been certified to be comparable to the fair market value of such Vessel at the time of the bid by McQuilling Brokerage Partners, Inc. ("McQuilling") or ACM Shipping Limited ("AMC") (or their respective successors), as selected by Golden State Petroleum, or to the extent both McQuilling and ACM (and their respective successors) cease to exist or provide such services or cease to be independent ship brokers, another well-known, independent ship broker selected by Golden State Petroleum and (2) produces net proceeds that (after deducting fees and expenses of the termination and sale), together with the Allocable Portion of the Debt Service Reserve Fund allocable to the Vessel, at least equals the Allocated Principal Amount of Notes for such Vessel, plus interest accrued and unpaid and any expenses incurred by the Indenture Trustee in connection with the redemption of the Notes; and

WHEREAS, in connection with the AV Sale, it will be necessary to release the m.t.Antares Voyager to its purchaser (with the effect that the Vessel will no longer serve as Collateral for the Notes) (the "AV Release"); and

WHEREAS, after the AV Sale and the AV Release, Golden State Petroleum intends to redeem the Allocated Principal Amount of Notes for the m.t. Antares Voyager at 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date (the "AV Mandatory Redemption"); and

WHEREAS, Golden State Petroleum, IOM I-B and the Indenture Trustee have deemed it advisable to effect corresponding amendments to the Indenture so that, when the m.t. Phoenix Voyager's existing Charter expires, it may be sold upon receipt of an Adequate Bid (such sale, together with the AV Sale, the "Sale") and released to its purchaser (with the effect that the Vessel will no longer serve as Collateral for the Notes) (such release, together with the AV Release, the "Release") and to permit the redemption of the Allocated Principal Amount of Notes for the m.t. Phoenix Voyager at 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date (such redemption, together with the AV Mandatory Redemption, the "Mandatory Redemption"); and

WHEREAS, although the first sentence of Section 12.1(d) of the Indenture contemplates the sale of a Vessel under certain circumstances, it does not explicitly provide for the Mandatory Redemption; and

WHEREAS, Section 12.1(b) of the Indenture permits the optional redemption of the Allocated Principal Amount of Notes for a Vessel at 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date if such Vessel's existing Charter has been terminated and no Acceptable Replacement Charter is available (the "Optional Redemption"), but does not provide that such optional redemption shall automatically result in the Release to the Owner of the Vessel relating to the Allocated Principal Amount of Notes so optionally redeemed, without obtaining the consents of the Required Noteholders; and

WHEREAS, Golden State Petroleum and the Owners desire, in connection with the termination and anticipated termination of the Charter for each of the Vessels, to amend the Indenture to (1) permit the Sale, (2) permit the Release, (3) permit the Mandatory Redemption, (4) specify that any Optional Redemption will result in the Release of the applicable Vessel, securing the portion of Notes so optionally redeemed, (5) to permit payment from amounts in the Revenue Account of the consent fee to be paid under the Consent Solicitation Statement described below, (6) permit any costs and expenses related to the re-chartering of a Vessel to be prefunded from time to time upon request by the Manager from funds held in the Revenue

Account or the Operating Account, and (7) permit, while a Vessel sits idle following the termination of its existing Charter, for costs and expenses incurred with maintaining the Vessel to be paid from time to time from funds held in the Revenue Account or the Operating Account (collectively, the "Amendments"); and

WHEREAS, on December 8, 2010, Golden State Petroleum provided a consent solicitation statement to the holders of the Notes seeking consent to, among other things, the amendment of the Indenture to effect the Amendments (the "Consent Solicitation Statement"); and

WHEREAS, this Supplement provides for the Amendments; and

WHEREAS, holders of 92.9% of the aggregate principal amount of the Notes outstanding consented to the Amendments and changes to certain collateral agreements in connection therewith, which changes will permit, among other things, the Amendments in accordance with the provisions of the Consent Solicitation Statement;

NOW, THEREFORE, in consideration of the premises and One Dollar ($1.00) and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1.                      Agreements and Amendments.

(a)	Section 1.1 is hereby amended by adding the following new definition:

 "Adequate Bid" means an all cash offer (made by a person or entity not affiliated with Golden State Petroleum, the Owners, the Manager, or any of their affiliates) for the purchase of a Vessel that (1) has been certified to be comparable to the fair market value of such Vessel at the time of the bid by McQuilling Brokerage Partners, Inc. ("McQuilling") or ACM Shipping Limited ("AMC") (or their respective successors), as selected by Golden State Petroleum, or to the extent both McQuilling and ACM (and their respective successors) cease to exist or provide such services or cease to be independent ship brokers, another well-known, independent ship broker selected by Golden State Petroleum and (2) produces net proceeds that (after deducting fees and expenses of the termination and sale), together with the Allocable Portion of the Debt Service Reserve Fund allocable to the Vessel, at least equals the Allocated Principal Amount of Notes for such Vessel, plus interest accrued and unpaid and any expenses incurred by the Indenture Trustee in connection with the redemption of the Notes.

(b)           Immediately following Section 3.1(g), a new Section 3.1(h) is hereby inserted as follows:

"(h) The Indenture Trustee may, from time to time (whether or not on a Payment Date), make payments from amounts on deposit in the Revenue Account or Operating Account, in each case to the extent of funds available therein, and notwithstanding anything to the contrary contained in Article Three of this Indenture: (i) in the event a Charter is terminated and an Acceptable Replacement Charter is commercially unavailable, to pre-pay to the Manager any costs and expenses incurred by the Manager in seeking employment for such Vessel under a new bareboat, time or spot charter (plus operating costs, voyage expenses, and fees for hiring a commercial or technical manager for such Vessel, if necessary (which may be a third party or an affiliate of the

Manager)), provided that such pre-paid costs and expenses shall be repaid to the Indenture Trustee and re-deposited in the Revenue Account or the Operating Account, as the case may be, from the charter hire for such new bareboat, time or spot charter, (ii) in the event a Charter is terminated and a Vessel is not employed under an Acceptable Replacement Charter or a new bareboat, time or spot charter, to pay for costs and expenses incurred by the Manager with maintaining the Vessel while such Vessel sits idle and (iii) to move funds from the Revenue Account to the Operating Account at the request of the Manager to permit from time to time such payments as set forth in (i) and (ii) above.  For the avoidance of doubt, such payments shall be deemed Recurring Fees.  As a condition to any payment by the Indenture Trustee pursuant to this Section 3.1(h), the Indenture Trustee shall have received a Company Order requesting such payment and an Officers' Certificate to the effect that all conditions precedent provided for in this Indenture to such payment have been complied with."

(c)           Immediately following new Section 3.1(h), a new Section 3.1(i) is hereby inserted as follows:

"(i) The Indenture Trustee may, from time to time (whether or not on a Payment Date) beginning on February 2, 2011, make payments from amounts on deposit in the Revenue Account, to the extent of funds available therein, and notwithstanding anything to the contrary contained in Article Three of this Indenture, to pay the consent fee payable to consenting Noteholders of record in connection with the solicitation of the consents of Holders of Outstanding Mortgage Notes pursuant to this Indenture to Supplement No. 2 thereto.  For purposes of Section 3.3, such payments shall be made as if they were Recurring Fees.  As a condition to any payment by the Indenture Trustee pursuant to this Section 3.1(i), the Indenture Trustee shall have received a Company Order requesting such payment and an Officers' Certificate to the effect that all conditions precedent provided for in this Indenture to such payment have been complied with."

(d)           The first sentence of Section 10.2 is hereby deleted in its entirety and replaced with the following sentence:

"SECTION 10.2 Supplemental Indentures With Consent of Noteholders.  With the consent (evidenced as provided in Article Nine) of the Required Noteholders, Golden State Petroleum, as agent of the Owners, when authorized by the Owners, and the Indenture Trustee may, from time to time and at any time, enter into an indenture of indentures supplemental hereto for the purpose of adding any provisions to, changing or eliminating any provisions of or modifying in any manner the rights of the holders of the Mortgage Notes under this Indenture, any supplemental indenture or Security Document (including any document assigned thereby); provided that if any such addition, change, elimination or modification disproportionately adversely affects the Serial Notes and the Additional Notes on the one hand or the Term Notes on the other hand, it shall not be effective against such Notes unless it shall have been approved by the holders of a majority of the Outstanding Notes so disproportionately adversely affected; and provided further that, without the consent of the Holders of each Mortgage Note affected, no such supplemental indenture shall extend the final maturity or redemption date thereof, reduce the rate of interest thereon, extend the time of payment of interest, reduce the principal amount thereof, reduce any amount payable upon the redemption thereof, change the sinking fund redemption amount, or impair the right to institute suit for the enforcement of any such payment, or reduce the percentage of the Holders whose consent is required for any such modification or amendment or modify any provisions of this

Indenture relating to the amendment thereof or the creation of a supplemental indenture (unless the change increases the rights of the Holders)."

(e)           Section 12.1(b) is hereby deleted in its entirety and replaced with the following:

"(b) Optional Redemption. The Owners at their option may, on any Payment Date, redeem the Term Notes in whole or in part upon payment of a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption, provided that if (i) such redemption occurs prior to February 1, 2018 and (ii) a Vessel is then subject to the related Charter or to an Acceptable Replacement Charter pursuant to which the charterer thereunder is required to pay charter hire equal to or greater than the Charter Hire payable by the Charterer during the Fixed Period, then the Make-Whole Premium shall be payable with respect to Mortgage Notes in an amount equal to Allocated Principal Amount of the Mortgage Notes for such Vessel.  In addition, in the event a Charter is terminated and an Acceptable Replacement Charter is commercially unavailable, the Owners, at their option, may redeem the Mortgage Notes in part in an amount equal to the Allocated Principal Amount of the Mortgage Notes for the related Vessel upon payment of a redemption price equal to 100% of the principal amount thereof, together with accrued interest (including default interest) to the date fixed for redemption, provided that, in connection with any such optional redemption of Mortgage Notes pursuant to this Section 12.1(b), and notwithstanding any of the provisions of this Indenture and without further consent from Noteholders, the Indenture Trustee shall promptly release the Vessel, relating to the Allocated Principal Amount of the Mortgage Notes so optionally redeemed, to its Owner and such Owner and the Indenture Trustee shall be entitled to amend or terminate any and all applicable Security Documents in connection with, and to reflect, the release of such Vessel, and provided further, that the Indenture Trustee, in connection with any such release, amendment or termination, has received a Company Order requesting such release, amendment and termination, which Company Order shall be accompanied by the form(s) of such release, amendment and termination agreement(s) and an Officers' Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to such release, amendment and termination have been complied with."

(f)           Section 12.1(d) is hereby deleted in its entirety and replaced with the following:

"(d) Mandatory Redemption in Certain Circumstances. (i) For either Vessel, if the Charter for such Vessel is terminated at the option of the Charterer in accordance with the terms of such Charter and the related Owner does not enter into an Acceptable Replacement Charter for such Vessel, and if the Manager has received an offer for the purchase of such Vessel in an amount at least equal to an Adequate Bid then, without the prior written consent of or notice to any Holder of Mortgage Notes, such Vessel shall be sold pursuant to such offer and the Allocated Principal Amount of Mortgage Notes for such Vessel shall be redeemed from the net proceeds of the sale of such Vessel and the Allocable Portion of the Debt Service Reserve Fund. The redemption price for Mortgage Notes to be redeemed pursuant to this Section 12.1(d)(i) shall equal 100% of the principal amount thereof plus accrued and unpaid interest (including default interest) to the date of the redemption.

(ii) For either Vessel, if the Charter for such Vessel is terminated at the option of the Charterer in accordance with the terms of such Charter and the related Owner does not enter into an Acceptable Replacement Charter for such Vessel on or before the date which is one week prior to the next Payment Date under the Mortgage Notes and the Manager has not received offers for the purchase of such Vessel in an amount, together with the Allocable Portion of the Debt Service Reserve Fund and after deducting fees and expenses relating to such termination and sale, at least sufficient to redeem the Allocated Principal Amount of Mortgage Notes for such Vessel, then within one year following the effective date of such termination, the Indenture Trustee shall solicit the consent (evidenced as provided in Article Nine) of all the Holders of Outstanding Mortgage Notes.  If such consent is so received, then, after the Manager has certified to the Indenture Trustee, based on an appraisal, that the sale amount is at least equal to the fair market value of such Vessel, the Mortgage Notes shall be redeemed in part, from the net proceeds of the same of such Vessel and the Allocable Portion of the Debt Service Reserve Fund.  The aggregate principal amount of Mortgage Notes to be redeemed pursuant to this Section 12.1(d)(ii) shall equal the Allocated Principal Amount of Mortgage Notes for the related Vessel.  The redemption price for Mortgage Notes to be redeemed pursuant to this Section 12.1(d)(ii) shall equal the product of (A) 100% of the principal amount thereof and (B) the ratio obtained by dividing (1) the sum of the Allocable Portion of the Debt Service Reserve Fund and the net proceeds from the sale of such Vessel (after deducting fees and expenses relating to the sale of such Vessel) by (2) the Allocated Principal Amount of Mortgage Notes being so redeemed; no additional interest shall be paid on such Mortgage Notes redeemed pursuant to this Section 12.1(d)(ii).

(iii) In connection with any such sale and redemption pursuant to this Section 12.1(d), and notwithstanding any of the provisions of this Indenture and without further consent from Noteholders, the Indenture Trustee shall promptly release to the purchaser thereof the Vessel relating to the Allocated Principal Amount of the Mortgage Notes so redeemed and the related Owner and the Indenture Trustee shall be entitled to amend or terminate any and all applicable Security Documents in connection with, and to reflect, the release of such Vessel; provided, that the Indenture Trustee, in connection with any such release, amendment or termination has received a Company Order requesting such release, amendment and termination, which Company Order shall be accompanied by the form(s) of such release, amendment and termination agreement(s) and an Officers' Certificate and an Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to such release, amendment and termination have been complied with. The redemption date for any redemption pursuant to this Section 12.1(d) shall be the date which is 90 days after the sale of the related Vessel."

(g)           Upon request by Golden State Petroleum, the Indenture Trustee and the other parties thereto shall make such changes to any of the Security Documents as requested by Golden State Petroleum in order to conform to any of the changes to the Indenture set forth  herein; provided that the Indenture Trustee has received an Officers' Certificate and an Opinion of Counsel to the effect that (1) such requested change is necessary to conform to the changes to the Indenture set forth herein, including the addition of provisions for the release of a Vessel as contemplated herein and (2) all conditions precedent to such change have been complied with.

(h) The Indenture Trustee shall not be obligated to enter into any amendment contemplated by clauses (e), (f) and (g) that affects the Indenture Trustee's own rights, duties or immunities under the Indenture or otherwise.

Article 2.                      Continued Effect; Counterparts.  Except as expressly amended hereby, the Indenture remains in full force and effect, all other Security Documents remain in full force and effect, and each of the parties hereto hereby expressly affirms its respective obligations hereunder and thereunder notwithstanding the amendment effected hereby. As from the date of this Supplement, any reference to the Indenture in any Security Document shall mean the Indenture as amended hereby. This Supplement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument.

Article 3.                      Governing Law.  THIS SUPPLEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE, EXCEPT AS MAY OTHERWISE BE REQUIRED BY MANDATORY PROVISIONS OF LAW, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).

Article 4.                      Indenture Trustee Not Responsible for Recitals. The recitals herein contained are made by the other parties hereto and not by the Indenture Trustee, and the Indenture Trustee assumes no responsibility for the correctness thereof.  The Indenture Trustee makes no representation as to the validity or sufficiency of this Supplement..

[THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed by an officer thereunto duly authorized, all as of the date first above written.

GOLDEN STATE PETROLEUM TRANSPORT CORPORATION

By
Name: Alexandra Kate Blankenship
Title: Director

GOLDEN STATE PETRO (IOM I-A) PLC

By
Name: Alexandra Kate Blankenship
Title: Director

GOLDEN STATE PETRO (IOM I-B) PLC

By
Name: Alexandra Kate Blankenship
Title: Director

THE BANK OF NEW YORK MELLON
as Indenture Trustee

By
Name:
Title: